The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-145878
SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated September 5, 2007)

$

Rohm and Haas Company

$          % Notes due 2013
$          % Notes due 2017

We will pay interest on the notes due 2013 and notes due 2017 on          and           of each year, beginning          , 2008. The notes due 2013 will mature on          , 2013 and the notes due 2017 will mature on          , 2017. We may redeem the notes in whole or in part at any time at the applicable redemption prices set forth under “Description of the Notes — Optional Redemption.” If we experience a change of control repurchase event, we may be required to offer to purchase the notes from holders.

The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 above that amount.

Investing in the notes involves risks that are described under “Risk Factors” beginning on page S-8.

	Per Note		Per Note
	due 2013	Total	due 2017	Total

Public offering price(1)	%	$	%	$
Underwriting discount	%	$	%	$
Proceeds, before expenses, to us(1)	%	$	%	$

(1)	Plus accrued interest, if any, from September , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream and the Euroclear System, on or about September   , 2007.

Joint Book-Running Managers

Citi	JPMorgan

The date of this prospectus supplement is September   , 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated September 5, 2007, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to the “Company,” “we,” “us” and “our” refer to Rohm and Haas Company and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain forward-looking information so that investors will have a better understanding of our future prospects and make informed investment decisions. Forward-looking statements within the context of the Private Securities Litigation Reform Act of 1995 include statements anticipating future growth in sales, cost of sales, earnings, selling and administrative expense, research and development expense and cash flows. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” and similar language to describe prospects for future operations or financial condition identify such forward-looking statements. Forward-looking statements are based on management’s assessment of current trends and circumstances, which may be susceptible to uncertainty, change or any other unforeseen development. Results could differ materially depending on such factors as changes in business climate, economic and competitive uncertainties, the cost of raw materials, natural gas, and other energy sources and the ability to achieve price increases to offset such cost increases, foreign exchange rates, interest rates, acquisitions or divestitures, risks in developing new products and technologies, risks of doing business in emerging markets, the impact of new accounting standards, assessments for asset impairments, the impact of tax and other legislation and regulation in the jurisdictions in which we operate, changes in business strategies, manufacturing outages or the unanticipated costs of complying with environmental and safety regulations. As appropriate, additional factors are described in our 2006 annual report filed on Form 10-K with the Securities and Exchange Commission, or SEC, on February 28, 2007 and updated in our Form 8-K dated July 11, 2007. Our forward- looking statements speak only as of the dates on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement, except as required by the federal securities laws. If we update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For further information, see “Risk Factors” below.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference prior to deciding whether to purchase notes.

Rohm and Haas Company

We are a global specialty materials company with reported sales of $8.2 billion in 2006 on a portfolio of global businesses including specialty materials, electronic materials and salt. Our products enable the creation of leading-edge consumer goods and other products found in a broad segment of dynamic markets, the largest of which include: building and construction, electronics, packaging and paper, industrial and other, transportation, household and personal care, water and food. To serve these markets, we have significant operations with approximately 100 manufacturing and 32 research facilities in 27 countries with approximately 15,800 employees. We operate six reportable segments: Paint and Coatings Materials, Packaging and Building Materials, and Primary Materials, Electronic Materials Group, Performance Materials, and Salt.

Specialty Materials Business Group

The Specialty Materials Business Group encompasses three reportable segments: Paint and Coatings Materials, Packaging and Building Materials, and Primary Materials. The key driver underlying the creation of this business group was a desire to more clearly align our core acrylic monomer-polymer chain. By placing all of our acrylic-based businesses under one executive and in three reportable segments, we have simplified management of this highly integrated set of businesses. Further, we believe that the true economic power of these businesses is better understood by looking at the integrated business as one unit. We believe we are the largest and most broadly based supplier of acrylic polymers in the markets we serve, and also the largest combined supplier of the key raw materials to make these acrylic polymers, namely methacrylate and acrylate monomers. The largest consumers of the acrylic monomers we produce are our downstream polymer businesses — Paint and Coatings Materials and Packaging and Building Materials. We also have a strong third party monomer business in Europe and the Americas. We have critical mass with the combination of our upstream monomer capacity combined with the breadth of our acrylic polymer product offerings. We believe this gives us a unique competitive advantage in the many markets that we serve globally. Our monomer and polymer supply chains are integrated globally, and we have a strong track record of manufacturing excellence in our many facilities around the world. This integration gives us the reliability, scale, and low cost position that drive our sustainable competitive advantage. Finally, our integration benefits extend to the technical arena where our expertise in monomers complements our acknowledged leadership in acrylic polymer development for value-added applications.

Paint and Coatings Materials.  Our Paint and Coatings Materials products are sold globally, with approximately 65% of sales in North America, 17% in Europe, 12% in Asia-Pacific and 6% in Latin America. As the building and construction markets are a core focus of this business (in particular the architectural coatings markets), sales for this segment have seasonal fluctuations. Paint and Coatings Materials is the continuation of our 1953 pioneering acrylic waterborne chemistry. This initial innovation has evolved into our current high quality, technologically advanced product offerings of binders and additives for paint and coatings. Our technology improves the durability, tint retention, adhesion, stain resistance and opacity of paint. Our customer base includes well-known, high-quality paint suppliers. In addition to offering products for the architectural and decorative coatings markets, this business also offers products used in the manufacture of industrial coatings (for use on wood, metal, and in traffic paint); construction materials (for use in roofing materials, insulation, and cement modification); and floor care products.

Our track record of emulsions innovation is fueled by a world-class supply chain with 29 plants around the world and direct sales into 93 countries. This breadth of coverage and the associated market understanding sets us apart from all other suppliers and allows the Paint and Coatings Materials business to map the next generation of advances in a wide array of end use segments, centered in the building and construction markets. The business continues to be the leader in the conversion of solvent to water-based technologies which enables our customers to offer more environmentally friendly products including low-VOC paints, formaldehyde-free insulation and energy efficient reflective roof coatings. Over the last several years, advances in back office systems, asset utilization and process improvements have also allowed the Paint and Coatings Materials business to reap two-fold increases in employee productivity. The benefits of these improvements are often found in our close customer relationships, which allow us to invest in advanced technical service programs, pursue targeted research and development in select markets, and establish long-term investments in emerging markets such as China, India and Eastern Europe.

Packaging and Building Materials.  Our Packaging and Building Materials business offers a range of polymers, additives, and formulated value-added products (which utilize a broad range of chemistries and technologies, including our world-class acrylic technology). Packaging and Building Materials’ products are supported with market recognized best-in-class technical support and end-use applications knowledge. Products from this business are sold globally, with approximately 41% in North America, 37% in Europe, 16% in Asia-Pacific and 6% in Latin America. Packaging and Building Materials has a very broad product line, which includes:

•	Formulated adhesives and adhesive polymers used in flexible packaging, tape and label, transportation, and other applications

•	Performance enhancing additives for plastics used in a broad array of applications, especially construction materials (e.g. vinyl siding, vinyl windows, vinyl fencing) and packaging

•	Processing aids for plastic production

•	Specialty polymers and coatings for use in leather, textile, graphic arts, paper, and packaging applications

Primary Materials.  Our Primary Materials business produces methyl methacrylate, acrylic acid and associated esters as well as specialty monomer products which are building blocks used in our downstream polymer businesses and which are also sold externally. Internal consumption of Primary Materials products is principally in the Paint and Coatings Materials and Packaging and Building Materials businesses. Primary Materials also provides polyacrylic acid (PAA) dispersants, opacifiers and rheology modifiers/thickeners to the global household and industrial markets. Our Primary Materials products are sold globally, with approximately 52% of external sales in North America, 37% in Europe, 6% in Latin America and approximately 5% in Asia-Pacific.

Electronic Materials Group

This reportable operating segment is comprised of three business units: Semiconductor Technologies, Circuit Board Technologies and Packaging and Finishing Technologies. Our Electronic Materials Group businesses are focused on inventing new materials that make electronic devices faster, smaller, more powerful and less expensive for the consumer. We offer fully compatible, leading-edge chemistry used to make the semiconductor chips and printed circuit boards found in today’s most sophisticated electronic devices. Our products are sold globally, with approximately 58% of sales in Asia-Pacific, 28% in North America and 14% in Europe.

Semiconductor Technologies develops and supplies integrated products and technologies on a global basis. We enable our customers to drive leading edge semiconductor design, and to boost performance of semiconductor devices powered by smaller and faster chips. This business also develops and delivers materials used for chemical mechanical planarization, a process that creates the flawless surfaces required to make faster and more powerful integrated circuits and electronic substrates.

Circuit Board Technologies develops and delivers the technology, materials and fabrication services for increasingly powerful, high-density printed circuit boards in computers, cell phones, automobiles and many other electronic devices. We are a leading global supplier of specialty chemicals and materials used in the fabrication of printed circuit boards, and are focused on the development of metallization and imaging technologies.

Packaging and Finishing Technologies develops and delivers innovative materials and processes that boost the performance of a diverse range of electronic, optoelectronic and industrial finishing applications. We supply integrated metallization processes critical for interconnection, corrosion resistance, metal finishing, and decorative applications.

Performance Materials Group

This reportable segment includes the sales and operating results of Process Chemicals and Biocides, Powder Coatings, and other smaller business units. Regionally, about 42% of our Performance Materials Group products are sold in Europe, 37% in North America, 16% in Asia-Pacific and about 5% in Latin America.

Process Chemicals and Biocides includes our technology platforms in ion exchange resins and biocides. These technologies continue to be adapted to more advanced applications, such as bio-processing, advanced water treatment (e.g. ultra-pure water for the electronics industry), and microbial protection for both building materials and personal care. In addition to this strong technology capability, this business has global reach and adaptable business models, such as our Viance joint venture for wood preservation.

Powder Coatings produces a comprehensive line of powder coatings that are sprayed onto consumer and industrial products in a solid form. During the powder coating process, tiny particles receive an electrostatic charge as they pass through a sprayer, which causes them to adhere to the product. The product is later cured at a high temperature, where the particles melt onto the product to form the final coating. Powder coatings are often more cost-effective than liquid coatings, while providing similar or enhanced benefits, including increased durability such as temperature and wear resistance. Our powder coatings are used on a wide variety of products, ranging from door handles to patio and deck furniture, to windshield wipers, televisions and industrial shelving.

Also included in the results of our Performance Materials Segment are several small businesses that are building positions based on technology areas outside of the core of the Company’s operations. For example, our AgroFresh subsidiary is expanding on and commercializing 1-MCP ethylene-blocking technology for use in the agriculture industry. Our Advanced Materials business leverages chemical vapor deposition technology with silicon and zinc chemistry to produce materials for use in electronics, military, and other technology-intensive areas. Consistent with the Company’s Vision 2010 Strategic Plan, we intend to continue to develop businesses focused on technology-driven, fast-growing market segments in new-to-the-company areas. These efforts will be included in the results of the Performance Materials Segment.

Salt

With the acquisition of Morton International, Inc. in 1999, we obtained the rights to some of the most recognized consumer brand names and product symbols in the United States and in Canada. Our well-recognized “little Salt Girl” is the trademark of Morton International, Inc. and one of our most valuable intangible assets. We also acquired the leading brand in Canada, Windsor Salt tm.

Salt is produced through vacuum pan production, solar evaporation or mining. Even though the consumer salt business is best known, this segment extends well beyond table and specialty salts and includes salt used for water conditioning, ice control, food processing and chemical/industrial use. Highway ice control sales are driven by the effects of winter weather. This seasonality has balanced our total portfolio of businesses, complementing stronger sales in the spring and summer from many of our Paint and Coatings businesses.

Our headquarters are located at 100 Independence Mall West, Philadelphia, Pennsylvania 19106-2399 and our telephone number is (215) 592-3000.

The Offering

Issuer	Rohm and Haas Company

Securities Offered	$ % Notes due 2013 $ % Notes due 2017

Maturity	The notes due 2013 will mature on , 2013. The notes due 2017 will mature on , 2017.

Interest	Interest on the notes will accrue from September , 2007 and will be payable semi-annually at the rates set forth on the cover page of this prospectus supplement on and of each year, commencing , 2008.

Optional Redemption	We may redeem the notes at our option, at any time in whole or in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; and

• the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus           basis points, in the case of the notes due 2013, and           basis points, in the case of the notes due 2017.

We will also pay the accrued and unpaid interest on the notes to the redemption date.

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in this prospectus supplement), we may be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest.

Anticipated Ratings	Moody’s Investors Service, Inc.: Baa1 (Stable)

Standard & Poor’s Ratings Services: BBB (Stable)

The credit ratings are made by the rating agencies and not the issuer. An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation by the rating agency or the issuer to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. At June 30, 2007, we had approximately $2,170 million of indebtedness outstanding on a consolidated basis, of which $408 million of subsidiary indebtedness would be structurally senior to the notes.

Use of Proceeds	We will use the proceeds for general corporate purposes, including the financing of an expected accelerated stock repurchase program.

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes of either series, create and issue additional debt securities having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with the notes of a series in all respects, as described under “Description of the Notes — General.”

Denomination and Form	We will issue each series of notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, societe anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositories, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should consider before investing in the notes.

Trustee	The Bank of New York

Governing Law	New York

Summary Financial Information

The following table sets forth summary consolidated financial information for us and our consolidated subsidiaries. The financial information has been derived from our financial records. You should read the following information in conjunction with our audited financial statements and notes thereto as of December 31, 2006 and 2005 and for the three-year period ended December 31, 2006, included in our Current Report on Form 8-K dated July 11, 2007, and the other financial and statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

	For the Six Months
	Ended June 30,		For the Year Ended December 31,
	2007(1)	2006(1)	2006(1,2)	2005(1,3)	2004(1,3)	2003(3,4)	2002(3,5)
	(In millions)

Statement of Operating Information:
Net sales	$4,350	$4,139	$8,230	$7,885	$7,186	$6,314	$5,618
Gross profit	1,213	1,276	2,483	2,373	2,116	1,882	1,753
Earnings from continuing operations before income taxes, minority interest and cumulative effect of accounting change	490	569	1,042	868	698	397	291
Earnings from continuing operations before cumulative effect of accounting change	351	399	755	616	484	275	197
Discontinued operations:
(Loss) income from discontinued line of business, net of income tax	3	2	(4)	22	12	13	13
(Loss) gain on disposal of discontinued line of business, net of income tax	(2)	(28)	(16)	(1)	1	—	(7)
Cumulative effect of accounting change, net of income taxes	—	—	—	—	—	(8)	(773)

Net earnings (loss)	$352	$373	$735	$637	$497	$280	$(570)

Balance Sheet Data(6)
Land, buildings and equipment, gross	$8,380	$8,034	$8,150	$7,850	$7,940	$7,628	$7,187
Total assets	9,403	9,812	9,553	9,695	10,095	9,511	9,605
Current portion of long-term debt	65	215	281	11	11	10	48
Other short-term borrowings	200	181	112	110	66	98	132
Long-term debt	1,905	1,802	1,688	2,074	2,563	2,473	2,878
Total debt	2,170	2,198	2,081	2,195	2,640	2,581	3,058
Stockholders’ equity	4,008	4,101	4,031	3,917	3,697	3,357	3,119

(1)	The results of the years ended December 31, 2004, 2005 and 2006 and the six months ended June 30, 2006 and 2007 reflect the consolidation of a joint venture as of January 1, 2004. This joint venture was previously accounted for as an equity method investment in our reported results.

(2)	As a result of the implementation of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” we recorded a $245 million charge to stockholders’ equity.

(3)	The results of the years ended December 31, 2002, 2003, 2004 and 2005 have been reclassified to reflect Automotive Coatings as a discontinued operation.

(4)	In 2003, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143, “Asset Retirement Obligations,” we recorded a transition charge of $11 million ($8 million after-tax) as a cumulative effect of accounting change.

(5)	As a result of our impairment testing in connection with the adoption of SFAS No. 142,“Goodwill and Other Intangible Assets,” a charge of $830 million ($773 million after-tax) was recorded as a cumulative effect of accounting change in 2002.

(6)	Reclassified to conform to current year presentation.

RISK FACTORS

You should carefully consider the following risk factors and the information under the heading “Risk Factors” in our annual report on Form 10-K filed with the SEC on February 28, 2007 and updated in our Form 8-K dated July 11, 2007, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to such investor’s own particular circumstances or generally.

Risks Related to the Notes

The notes are effectively junior to the existing and future liabilities of our subsidiaries.

The notes are our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

We are a holding company and our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. At June 30, 2007, we had approximately $2,170 million of indebtedness outstanding on a consolidated basis, of which $408 million of subsidiary indebtedness would be structurally senior to the notes.

The indenture does not restrict the amount of additional debt that we may incur.

The indenture under which the notes will be issued does not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are new issues of securities for which there currently is no established trading market. We do not intend to list either series of notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for either series of notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell your notes or the price at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Repurchase Event, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes — Repurchase Upon Change of Control Repurchase Event.”

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately $      (after deducting underwriting discounts and commissions and our offering expenses). We will use the proceeds for general corporate purposes, including the financing of an expected accelerated stock repurchase program. Pending application of the proceeds of the sale of the notes, we intend to invest such proceeds in short-term investments.

CAPITALIZATION

The following table sets forth, as of June 30, 2007, our consolidated short-term debt and total long-term debt and stockholders’ equity on an actual basis and as adjusted to give effect to the sale of the notes. You should read this table in conjunction with our consolidated financial statements and the notes thereto, which are incorporated herein by reference.

	At June 30, 2007
		As
	Actual	Adjusted
	(Dollars in millions)

Total short-term debt and current portion of long-term debt	$265
Long-term debt:
TIBOR plus 0.45% notes due 2007	$57
TIBOR plus 0.45% notes due 2009	22
3.50% notes due 2012	323
4.50% notes due 2014	236
9.25% debentures due 2020	144
9.80% notes due 2020	88
7.85% debentures due 2029	882
3.50% notes due 2032	161
Notes due 2013 offered hereby	—
Notes due 2017 offered hereby	—
Other fair market value adjustments	57

Total	1,970
Less: current portion	65

Total long-term debt	1,905

Stockholders’ equity:
Common stock; par value — $2.50; authorized — 400,000,000 shares; issued — 242,078,349 shares	605
Additional paid-in capital	2,228
Retained earnings	2,411
Treasury stock at cost (27,456,773 shares)	(858)
ESOP shares (8,212,652 shares)	(79)
Accumulated other comprehensive loss	(299)

Total stockholders’ equity	4,008

Total long-term debt and stockholders’ equity	$5,913

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus. References in this section to the “Company,” “we,” “us” and “our” refer to Rohm and Haas Company, the issuer of the notes, and not to its subsidiaries.

General

The notes will be issued under an indenture between us and The Bank of New York, as trustee.

The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. If we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. At June 30, 2007, we had approximately $2,170 million of indebtedness outstanding on a consolidated basis, of which $408 million of subsidiary indebtedness would be structurally senior to the notes. See “Risk Factors — Risks Related to the Notes — The notes are effectively junior to the existing and future liabilities of our subsidiaries.”

The indenture does not limit the amount of debentures, notes or other evidences of indebtedness that we may issue under the indenture and provides that debentures, notes or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of a series of notes, issue debt securities having the same ranking and the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as and ranking equally and ratably with the notes of the applicable series of notes offered hereby. Any additional debt securities having such similar terms, together with the notes of the applicable series, will constitute a single series of securities under the indenture.

The notes will be issued only in fully registered form without coupons and in denominations of $2,000 or any whole multiple of $1,000 above that amount.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Each series of notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “Book-Entry Delivery and Settlement,” the notes will not be issuable in certificated form.

Principal Amount; Maturity and Interest

The notes due 2013 will initially be limited to $     in aggregate principal amount and will mature on          , 2013. The notes due 2013 will bear interest at the rate of     % per year from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

The notes due 2017 will initially be limited to $      million in aggregate principal amount and will mature on          , 2017. The notes due 2017 will bear interest at the rate of     % per year from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the notes semi-annually on           and           of each year, commencing               , 2008, to the holders of record at the close of business on the preceding           and          , respectively, until the relevant principal amount has been paid or made available for payment. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If an interest payment date or the maturity date with respect to the notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made. A “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday, which is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

Optional Redemption

The notes will be redeemable, in whole or in part from time to time, at our option at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus           basis points, in the case of the notes due 2013, and           basis points, in the case of the notes due 2017,

plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (ii) if the trustee can only obtain less than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if trustee can only obtain one Reference Treasury Dealer Quotation, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue

(expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Sinking Fund

The notes will not be entitled to any sinking fund.

Repurchase Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, or the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution;

(3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors;

(4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us, one or more of our wholly-owned subsidiaries, or one or more Haas Family Members, becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares; or

(5) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision), following which Haas Family Members beneficially own, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Haas Family Members” includes only the following persons: (i) each descendant of Otto Haas (a “Haas Descendant”) and their respective estates, guardians, conservators or committees; (ii) each “Family Controlled Trust” (as defined below); and (iii) the trustees, in their respective capacities as such, of each Family Controlled Trust. The term “Family Controlled Trust” means any trust the primary beneficiaries of which are Haas

Descendants, spouses of Haas Descendants and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least a majority of the trustees of such trust consist of Haas Descendants or their spouses.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, societe anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositories, which in turn will hold such interests in customers’ securities accounts in the U.S. depositories’ names on the books of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depository for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depository for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depository to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositories.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes of either series represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depository for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depository within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

UNDERWRITING

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

	Principal Amount	Principal Amount
	of Notes due 2013	of Notes due 2017

Citigroup Global Markets Inc.	$	$
J.P. Morgan Securities Inc.

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering prices less a concession not to exceed     % of the principal amount of the notes due 2013 and     % of the principal amount of the notes due 2017. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the notes            due 2013 and     % of the principal amount of the notes due 2017 on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us

Per note due 2013		%
Per note due 2017		%

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $       , excluding underwriters’ discounts and commissions.

The underwriters and their affiliates have provided various investment and commercial banking services for us from time to time for which they have received customary fees and expenses, including participating as lenders under our revolving credit facilities. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Each of the underwriters, severally and not jointly, has represented and agreed that it has not and will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or the attached prospectus or any other offering material relating to the notes, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable you to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 (financial promotion) of the Financial Service and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to such underwriter or us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from, or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Morgan, Lewis & Bockius LLP. Certain legal matters relating to the notes will be passed upon for the underwriters by Mayer Brown LLP.

PROSPECTUS

Rohm and Haas Company
100 Independence Mall West
Philadelphia, Pennsylvania 19106-2399
(215) 592-3000

Debt Securities

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “ROH.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this shelf process, we may sell any type of the debt securities described in this prospectus in one or more offerings up to an indeterminate aggregate dollar amount. We provide information to you about the debt securities in three documents that progressively provide more detail:

1. This Prospectus: Contains general information that may or may not apply to each offering of debt securities.

2. The Prospectus Supplement: Will contain more specific information than this prospectus and may also add, update or change information contained in this prospectus. To the extent information differs from this prospectus, you should rely on the different information in the prospectus supplement.

3. The Pricing Supplement: If applicable, will provide final details about a specific offering and the terms of the offered debt securities, including their price. To the extent information differs from this prospectus or the prospectus supplement, you should rely on the different information in the pricing supplement.

You should read this prospectus and any prospectus supplement together with any additional information described under the heading “Where You Can Find More Information” to learn about Rohm and Haas Company.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

References in this prospectus to “Rohm and Haas,” “we,” “us,” “our” and the “Company” are to Rohm and Haas Company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange, or the “NYSE.” You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.rohmhaas.com. However, the information on our Internet site is not a part of this prospectus or the accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007;

•	Current Reports on Form 8-K filed with the SEC on February 7, 2007, March 14, 2007, July 11, 2007 and September 4, 2007; and

•	The description of our common stock contained in our registration statement filed under the Exchange Act, as amended in our quarterly report on Form 10-Q for the quarter ending September 30, 1996, our current reports on Form 8-K filed on January 19, 2000 and October 26, 2000, and our registration statement on Form 8-A filed on October 26, 2000.

You may obtain a copy of any or all of the documents we file (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at:

Rohm and Haas Company
Public Relations Department
100 Independence Mall West
Philadelphia, PA 19106-2399
(215) 592-3000

In making your investment decision, you should rely only on the information provided in this prospectus, any prospectus supplement, the registration statement, and any information incorporated by reference. We have not authorized anyone else to provide you with different information. In addition, you should not assume that the information in this prospectus or any other document is accurate as of any date other than the date on the front of the documents.

THE COMPANY

Rohm and Haas Company was incorporated in 1917 under the laws of the State of Delaware. Our shares of common stock are traded on the New York Stock Exchange (“NYSE”) under the symbol “ROH.”

We are a global specialty materials company that began almost 100 years ago when a chemist, Otto Rohm, and a businessman, Otto Haas, decided to form a partnership to make a unique chemical product for the leather industry. That once tiny firm, now known as Rohm and Haas Company, reported consolidated sales of $8.2 billion in 2006 on a portfolio of global businesses including specialty materials, electronic materials and salt. Our products enable the creation of leading-edge consumer goods and other products found in a broad segment of dynamic markets, the largest of which include: building and construction, electronics, packaging and paper, industrial and other, transportation, household and personal care, water and food. To serve these markets, we have significant operations with approximately 100 manufacturing and 32 research facilities in 27 countries with approximately 15,800 employees.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for the periods indicated below were as follows:

	Six Months		Year Ended
	Ended		December 31,
	June 30, 2007		2006		2005		2004		2003		2002

Ratio of earnings to fixed charges	8.7	x	9.2	x	6.8	x	5.3	x	3.4	x	2.7x

Note: Earnings consist of earnings before income taxes and fixed charges after eliminating undistributed earnings of affiliates and capitalized interest net of amortization of previously capitalized interest. Fixed charges consist of interest expense, including capitalized interest, and amortization of debt discount and expense on all indebtedness, plus one-third of rent expense deemed to represent an interest factor.

USE OF PROCEEDS

Our intended use of the net proceeds from the sales of securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities. Each time we offer debt securities, we will describe in a prospectus supplement and possibly a pricing supplement the specific terms of that particular offering. The debt securities may be convertible into shares of our common stock.

We will issue the debt securities under an indenture between us and The Bank of New York, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

We have summarized selected provisions of the indenture below. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary is also subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. You should read the indenture for provisions that may be important to you but that are not included in this summary.

In the summary below, we have included references to section numbers of the indenture so that you can easily locate pertinent provisions. Terms that are capitalized in the summary are defined in the indenture.

General Terms of the Debt Securities

The debt securities will be our unsecured and unsubordinated obligations and will rank pari passu with our other unsecured and unsubordinated indebtedness from time to time outstanding. Under the indenture, we may issue an unlimited amount of debt securities from time to time in one or more series.

We are a holding company and our subsidiaries are separate legal entities and have no obligation to pay any amounts due to the holders of the debt securities. The debt securities are our obligations and are effectively subordinated to the indebtedness of our subsidiaries. We may have the right to receive assets of a subsidiary should it liquidate or reorganize. Our right will be subordinated to the rights of creditors of that subsidiary, including trade creditors. Therefore, your right, as a holder of our debt securities, to receive some of the assets of the liquidating or reorganizing subsidiary, will be subordinated to the rights of the subsidiary’s creditors. If we were a creditor of the subsidiary, we would receive any assets remaining after the secured creditors and other debtholders of the subsidiary are paid.

A prospectus supplement or a pricing supplement for a specific series of offered debt securities will describe the specific terms of those offered securities. The supplement will address some or all of the following:

•	the title of the debt securities;

•	the principal amount of the debt securities;

•	the price (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	whether the debt securities will be convertible into shares of our common stock, and if so, the specific terms and conditions under which conversion will occur;

•	the maturity date of the debt securities;

•	the methods by which amounts payable in respect of the principal of and any premium on, or upon redemption of, the debt securities will be calculated and the date or dates on which we will pay such amounts;

•	the interest rate or rates or the methods by which the interest rate or rates on the debt securities will be calculated and the dates on which we will pay the interest on the debt securities;

•	the denominations and currency of the debt securities;

•	the place or places where the principal of, and any interest and premium on, the debt securities will be payable;

•	any obligation we will have to redeem or purchase the debt securities;

•	whether the debt securities will be represented by a global security or global securities, as discussed in the section below entitled “— Global Securities”;

•	any changes of covenants or events of default; and

•	any other additional or different terms of the debt securities. (Section 301.)

Interest Rate

The debt securities may bear interest for each interest period at a fixed or variable rate as described in the applicable prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement or pricing supplement, interest on debt securities bearing interest at a variable rate will be payable quarterly on the dates specified in the applicable prospectus supplement or pricing supplement and will be payable at an annual rate equal to three-month LIBOR (as defined below) as determined on the applicable interest determination date (as defined below) plus or minus the margin, if any, disclosed in the applicable prospectus supplement or pricing supplement. The interest rate will be reset on the first day of each interest period other than the initial interest period (each an “interest reset date”). An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on the date the variable rate debt securities are issued) and ending on the day preceding the next following interest payment date. The interest determination date for an interest period will be the second London banking day (as defined below) preceding such interest period (the “ interest determination date”). Promptly upon determination, the trustee will inform us of the interest rate for the next interest period. All payments of interest on variable rate debt securities due on any interest payment date will be made to the persons in whose name the debt securities are registered at the close of business on the first day of the calendar month next preceding the applicable interest payment date, whether or not a business day. Unless otherwise provided in the applicable prospectus supplement or pricing supplement, interest on variable interest rate debt securities will be calculated on the basis of the actual number of days in an interest period and a 360-day year.

If any interest payment date with respect to a variable rate debt security, other than the maturity date, falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day, except if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of variable interest rate debt securities falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. If an interest reset date falls on a day that is not a business day, such interest reset date will be deemed to occur on the next succeeding business day. “Business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulations to close in New York, New York.

Unless otherwise provided in the applicable prospectus supplement or pricing supplement, “LIBOR” for each interest determination date will be determined by the calculation agent as follows:

(i) LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000 as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on the interest determination date for the applicable interest reset date. “Reuters Page LIBOR01” means the display page so designated on the Reuters Telerate Service for the purpose of displaying London interbank offered rates of major banks, or any successor page on the Reuters Telerate Service.

(ii) If this rate does not appear on Reuters Page LIBOR01, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (chosen by us) at approximately 11:00 a.m., London time, on the interest determination date for the applicable interest reset date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of these major banks to provide a quotation of such rate. If at least two such quotations are provided, LIBOR will be the arithmetic average of the quotations. If fewer than two quotations are provided as requested, LIBOR for that interest determination date will be the arithmetic average of the rates quoted by three major banks in New York, New York (selected by the calculation agent) at approximately 11:00 a.m., New York time, on the interest determination date for the applicable interest determination date for loans in U.S. dollars to leading European banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time.

A “London banking day” will be any day in which dealings in U.S. dollar deposits are transacted in the London interbank market.

The calculation agent will provide the interest rate then in effect with respect to any variable rate debt security upon any change to the holder of any variable rate debt security and to us. Unless otherwise provided in the applicable prospectus supplement or pricing supplement, we will act as calculation agent with respect to variable rate debt securities until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of willful misconduct, bad faith or manifest error shall be conclusive for all purposes and binding on us and the holders of the debt securities. We may appoint a successor calculation agent at any time at our discretion and without notice.

All percentages used in or resulting from any calculation of the interest rate with respect to the debt securities will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionth of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) would be rounded to 9.87654% (or .0987654)), and all U.S. dollar amounts used in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

Denominations

Unless the prospectus supplement or a pricing supplement indicates otherwise, we will issue the debt securities in registered form without coupons in denominations of $1,000 and multiples of $1,000. (Section 302.)

Transfer

You may transfer or exchange debt securities without a service charge. We may, however, require a payment to cover any tax or governmental charge. (Section 305.)

Global Securities

We may issue debt securities in the form of one or more global securities that will be registered in the name of a depository or its nominee and will be deposited with the depository or its nominee or custodian, which will be identified in the prospectus supplement.

Limitation on Your Ability to Obtain Securities Registered in Your Name

Global securities will not be registered in the name of any person, or exchanged for debt securities that are registered in the name of any person, other than the depository unless:

•	the depository notifies us that it is unwilling, unable or no longer qualified to continue acting as depository and we do not appoint a successor depository within 90 days of receipt of that notice;

•	we determine that debt securities of any series will no longer be represented by a global security; or

•	any other circumstance described in the prospectus supplement or a pricing supplement exists.

In those circumstances, the depository will determine in whose names any debt securities issued in exchange for the global security will be registered, pursuant to instructions from its participants or otherwise. (Section 205.)

The depository or its nominee will be considered the sole owner and holder of the global security for all purposes, and as a result:

•	you cannot get debt securities registered in your name if they are represented by the global security;

•	you cannot receive certificated (physical) debt securities in exchange for your beneficial interest in the global security (except as described above);

•	you will not be considered to be the owner or holder of the global security or any debt securities it represents for any purpose; and

•	all payments on the global security will be made to the depository or its nominee.

Note that the laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in certificated form. These laws may limit your ability to transfer your beneficial interests in the global security to these types of purchasers.

Beneficial Interests in Global Securities

Only institutions (such as a securities broker or dealer) that have accounts with the depository or its nominee (and are called “participants”) and persons who may hold beneficial interests through participants can own a beneficial interest in the global security. The only place where the ownership of beneficial interests in the global security will appear and the only way the transfer of those interests can be made will be on the records kept by the depository (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

The specific terms of the depository arrangement will be described in the prospectus supplement or the pricing supplement.

Original Issue Discount Securities

We may sell the debt securities at a substantial discount below the principal amount. These securities would be called original issue discount securities. In the event of a default and acceleration of repayment, the original issue discount securities will be due and payable for an amount less than the principal. You should refer to the section entitled “Events of Default” for more information on what constitutes a default.

The prospectus supplement or the pricing supplement will indicate whether the offered debt securities are original issue discount securities.

Convertible Debt Securities

We may also issue debt securities that are convertible. These securities will be convertible at any time during a specified period into shares of our common stock at a specified conversion price. The conversion price will be specified in the prospectus supplement or a pricing supplement. You will be able to convert a portion of a convertible debt security if the unconverted amount of your debt security is equal to an authorized denomination. (Sections 302 and 1302.)

Redemption

If we give you notice that we are redeeming the convertible debt securities, you will have until close of business on the date specified in the notice of redemption to decide whether to exercise your right to convert.

If you have the right to require us to redeem the debt securities, your conversion right will expire upon our receipt of written notice that you have exercised your redemption right. (Sections 1104 and 1106.)

Payment Options

If you exercise your right to convert your convertible debt securities, we may elect to pay you an amount in cash equal to the market value of the shares of common stock rather than deliver the shares of common stock. We must make such a cash payment no later than eight business days following receipt of your notice of conversion. (Sections 301, 1104 and 1302.)

Fractional Shares

We will not issue fractional shares upon conversion. Instead, we will pay you cash in an amount equal to the market value (as defined in the indenture) of the fractional shares. (Section 1303.)

Price Adjustment

The conversion price of the convertible debt securities may be subject to adjustment under certain circumstances. These include:

•	the issuance of shares of our capital stock as a dividend or distribution on our common stock;

•	subdivisions and combinations of common stock;

•	the issuance of shares of capital stock due to a reclassification of the common stock;

•	the issuance to all holders of common stock of rights or warrants that entitle them to purchase shares of common stock at a price lower than the current market price (as defined in the indenture) per share (for a period not exceeding 60 days); and

•	the distribution of debt securities or assets, other than cash dividends or distributions provided for in the indenture, to all of the holders of common stock.

We will not adjust the conversion price if the total increase or decrease is less than 1% of the conversion price. We will, however, take into account the amount that the conversion price would have been adjusted in determining the need for any future adjustment. (Section 1304.)

Change in Ownership

If we undergo a merger, consolidation or transfer of substantially all of our assets, you may still exercise your right to convert any convertible debt security. You may convert the debt securities after the transaction into the same securities, cash or other assets that you would have been entitled to receive in the transaction if you had converted the debt securities immediately prior to the transaction. (Section 1305.)

Tax Distribution

If we distribute property to our stockholders that is taxable as a dividend for U.S. federal income tax purposes, the number of shares into which the debt securities are convertible may be increased under the anti-dilution provisions of the indenture. Such an increase may be deemed to be the payment of a taxable dividend.

Restrictive Provisions

The indenture contains restrictive provisions that apply to us and to our Restricted Subsidiaries, as defined in the indenture. These provisions are effective whenever debt securities issued under the indenture are outstanding.

Under the indenture, a Subsidiary is a corporation that we control because we, or any of our Subsidiaries, own a majority of the Subsidiary’s outstanding voting shares, which gives us the right to elect its directors. A Restricted Subsidiary is a Subsidiary that owns or leases any Principal Operating Property. A Principal Operating Property is any principal manufacturing facility (or certain related facility) in the United States, any of its territories or possessions, or Puerto Rico that we, or any Subsidiary, have owned and operated for more than 90 days. However, a Subsidiary will not be a Restricted Subsidiary if our board of directors determines that the facility is not material to our business as a whole. Any Subsidiary that is not a Restricted Subsidiary is an Unrestricted Subsidiary. (Section 101.)

Limitations on Mortgages

Under the indenture, if we or any of our Restricted Subsidiaries incur debt that is secured by a Principal Operating Property or stock or debt of a Restricted Subsidiary, we must secure the debt securities at least equally and ratably with the secured debt. However, if the total amount of our secured debt and the present value of any remaining rent payments for certain sale and leaseback transactions involving a Principal Operating Property would not exceed 5% of our consolidated net worth, this requirement does not apply. In calculating our consolidated net worth under the indenture, we include capital stock, surpluses, and surplus reserves of our Unrestricted Subsidiaries, as defined in the indenture. However, in calculating the aggregate amount of secured debt, we may exclude:

•	mortgages that existed at the time the company became a Restricted Subsidiary;

•	mortgages in our favor or in favor of a Restricted Subsidiary;

•	mortgages in favor of governmental bodies that secure progress or advance or other payments;

•	mortgages existing at the time of an acquisition;

•	purchase money and construction mortgages, which are entered into or for which commitments are received within a certain time period; and

•	any extensions, renewals or refunding of these categories of mortgages. (Section 1009.)

Limitations on Sales and Leaseback Transactions

The indenture prohibits us and any Restricted Subsidiary from selling or transferring a Principal Operating Property with the intention of leasing it back. However, this restriction does not apply in the following situations:

•	if we or the Restricted Subsidiary could mortgage the Principal Operating Property for an amount equal to the present value of any remaining rent payments without equally and proportionately securing the debt securities;

•	if, within 120 days after the sale or transfer, we or the Restricted Subsidiary uses the greater of the net proceeds from the sale of the property or the fair market value of the property (subject to certain credits) to retire our or its long-term debt;

•	if, within 120 days after the sale or transfer, we or the Restricted Subsidiary uses an amount equal to the greater of the net proceeds from the sale of the property or the fair market value of the property to purchase a similar property;

•	if we or the Restricted Subsidiary sells or transfers the property (or enters into an agreement for such a sale or transfer) within 120 days after the latest of the acquisition of the property, the completion of its construction or the start of full operations;

•	if the lease period, including renewals, is for not more than three years; or

•	if the sale and leaseback transaction is between us and a Restricted Subsidiary or between Restricted Subsidiaries. (Section 1010.)

Restrictions on Merger

We may not merge or consolidate with any other corporation or sell substantially all of our assets to another corporation unless:

•	the successor corporation is organized and existing under the laws of the United States or a state of the United States or the District of Columbia and assumes the payment of principal of, and any interest and premium on, the debt securities and the performance and observance of the covenants and conditions of the indenture; and

•	the successor corporation is not in default in the performance of any covenant or condition of the indenture immediately following the merger, consolidation or sale. (Section 801.)

Events of Default

Under the indenture, it is an event of default if:

•	we fail to pay the principal of, or any premium on, any debt security when due;

•	we fail to pay interest on any debt security for 30 days;

•	we fail to deposit any sinking fund payment when due;

•	we fail to perform any other covenant (other than a covenant or warranty expressly excluded from events giving rise to a default, including our obligation to file reports with the Trustee) in the indenture for 60 days after we receive written notice of that failure;

•	there is an acceleration of the maturity of any of our indebtedness because of a default that continues for ten days after we receive written notice of that default;

•	certain events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default prescribed for the particular series of debt securities occurs. (Section 501.)

Remedies if an Event of Default Occurs

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in total principal amount of the debt securities of the relevant series may declare the entire principal amount of that series due and payable immediately. Subject to certain conditions, if the debt is accelerated, the holders of a majority of the total principal amount of the debt securities of that series can rescind the declaration of acceleration. (Section 502.)

If the debt securities are original issue discount securities, the prospectus supplement or a pricing supplement will specify the portion of the principal of that series that will be due and payable upon an acceleration.

Modification and Waiver

Under the indenture, in order to change our rights and obligations and the rights of any holders of debt securities, a majority of the holders of the total principal amount of the debt securities of that series must consent to the change. However, we may not make any of the following changes unless each holder of debt securities affected by the change gives his or her specific consent:

•	changes to the maturity date of the principal of, any installment of the principal of, or any interest on, the debt securities;

•	reduction of the principal amount of, or the rate of interest or any premium on, the debt securities;

•	reduction of the amount of principal of any original issue discount security that becomes payable on acceleration;

•	change in the place or currency of payment of principal of, or interest or any premium on, the debt securities;

•	changes that adversely affect any available right of conversion;

•	changes that impair the right to institute suit for payment or to enforce a conversion right; and

•	changes that reduce the percentage of principal amount held by holders required to amend the indenture or waive certain defaults. (Section 902.)

Under the indenture, a majority of the holders of debt securities of any series may waive past defaults with respect to that series other than:

•	defaults in the payment of principal of or interest or any premium on that series of debt securities; or

•	defaults regarding provisions that cannot be modified or amended without the consent of each holder of that series. (Section 513.)

The holders of a majority of the total principal amount of the debt securities of any series may waive certain requirements of the indenture on behalf of the entire class of holders of that series. (Section 1012.)

Defeasance Provisions

Defeasance and Discharge

We will be discharged from our obligations on the debt securities of any series if we deposit with the trustee sufficient cash or government securities to pay the principal of, any interest or premium on, and any sinking fund payments with respect to that series as required by the terms of that series. This discharge will become effective 91 days after we deposit the cash or securities with the trustee. If we are discharged, we must continue to register the transfer and exchange of the debt securities, replace lost, stolen or mutilated certificates representing debt securities and, if necessary, convert the debt securities.

Among other things, we will only be eligible for discharge if we deliver to the trustee an officers’ certificate and an opinion of counsel reasonably acceptable to the trustee confirming that a discharge is not a taxable event to the holders of the debt securities. We will not be eligible for discharge if a discharge would cause debt securities that are listed on the New York Stock Exchange to be delisted. (Section 403.)

Defeasance of Certain Covenants

Under certain circumstances, the indenture provides us with the option to not comply with the restrictive covenants of Sections 1009 and 1010. Section 1009 refers to limitations on mortgages and Section 1010 refers to limitations on sale and leaseback transactions.

To exercise our option, among other things, we must deposit with the trustee sufficient cash or government securities to pay the principal of, any interest or premium on, and any sinking fund payments with respect to that series as required by the terms of that series. In addition, we will have to deliver to the trustee an opinion of counsel that the holders of the debt securities will not have to recognize income, gain or loss for U.S. federal income tax purposes as a result of our covenant defeasance. (Section 1011.)

Defeasance and Events of Default

If an event of default occurs after we exercise our option to not comply with certain covenants of the indenture, as discussed above, the debt securities may become due and payable. If the amount of money and government securities held by the trustee is not sufficient to pay the amounts due upon acceleration, we will remain liable to pay the amounts due on the debt securities.

Material United States Tax Consequences

United States

The following summary describes, in the case of U.S. holders, the material U.S. federal income tax consequences and, in the case of non-U.S. holders, the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of debt securities but does not purport to be a complete analysis of all the potential tax considerations relating thereto. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to investors in light of their particular investment or other circumstances. In addition, the applicable prospectus supplement will disclose any new or different tax consequences. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, insurance company, regulated investment company, or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	a non-U.S. holder that has a functional currency other than the U.S. dollar;

•	a partnership or other flow-through entity;

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns debt securities as part of a straddle, hedging transaction, integrated transaction, constructive sale transaction or other risk-reduction transaction;

•	a tax-exempt entity;

•	a person who has ceased to be a U.S. citizen or to be taxed as a resident alien; or

•	a person who acquires the debt securities in connection with his employment or other performance of services.

In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. We have not sought a ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. For all these reasons, you are urged to consult with your tax advisor about the U.S. federal income tax and other tax consequences of the acquisition, ownership and disposition of the debt securities.

We intend to treat the debt securities as indebtedness for U.S. federal income tax purposes. Such characterization is binding on us, but not on the IRS or a court. Under the U.S. federal income tax rules, each holder of a debt security must also treat the debt security as indebtedness unless such holder makes adequate disclosure on such holder’s U.S. federal income tax return.

INVESTORS CONSIDERING THE PURCHASE OF DEBT SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

As explained below, the U.S. federal income tax consequences of acquiring, owning and disposing of debt securities depend on whether or not you are a U.S. holder. For purposes of this summary, you are a U.S. holder if you are a beneficial owner of debt securities and for U.S. federal income tax purposes are:

(a) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the U.S. federal income tax laws;

(b) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia;

(c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;

and if your status as a U.S. holder is not overridden under the provisions of an applicable tax treaty. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. holders.

If a partnership holds the debt securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership, you should consult your tax advisor.

Payment of Interest.  Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue these amounts (in accordance with your regular method of tax accounting). A U.S. Holder using the accrual method of accounting for U.S. federal income tax purposes must include interest on debt securities in ordinary income as interest accrues. A U.S. Holder using the cash receipts and disbursements method of accounting for U.S. federal income tax purposes must include interest in ordinary income when payments are received, or made available for receipt, by the U.S. Holder.

Additional Payments.  In certain circumstances (e.g., redemption), we may be obligated to pay amounts in excess of stated interest or principal on the debt securities. The obligation to make such payments may implicate the provisions of United States Treasury Regulations relating to “contingent payment debt instruments.” If the debt securities were deemed to be contingent payment debt instruments, a U.S. Holder might be required to accrue income on the holder’s debt securities in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a debt security before the resolution of the contingencies. According to current United States Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not cause the debt securities to be treated as contingent payment debt instruments if there is only a remote chance as of the date the debt securities were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the debt securities to the contingent payment debt rules. Our determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable United States Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. In the event a contingency were to occur, it would affect the amount and timing of the income recognized by a U.S. Holder. If any additional payments are in fact made, U.S. Holders will be required to recognize such amounts as income. The remainder of this disclosure assumes that the debt securities will not be treated as contingent payment debt instruments.

Sale, Exchange or Redemption of Debt Securities.  You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the debt securities measured by the difference between (i) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary interest income, or attributable to accrued interest previously included in income, which amount may be received without generating further income), and (ii) your adjusted tax basis in the debt securities. Your adjusted tax basis in a debt security generally will equal your cost of the debt security, less any principal payments previously received by you. Gain or loss on the disposition of a debt security will generally be capital gain or loss and will be long-term capital gain or loss if you have held the debt security for more than one year at the time of such disposition. Your ability to offset capital losses against ordinary income is subject to certain limitations. You should consult your tax advisor regarding the treatment of capital gains and losses.

Original Issue Discount.  If we issue debt securities, other than short-term debt securities with a term of one year or less, where the stated redemption price at maturity of the debt securities exceeds the issue price by more than a de minimis amount (as defined below), the debt securities will be original issue discount debt securities. The difference between the issue price and the stated redemption price at maturity of the debt securities will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to any agent, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to specified conditions, based on one or more interest indices.

In general, your debt security will not be an original issue discount debt security if the amount by which the stated redemption price at maturity of the debt security exceeds its issue price by less than a de minimis amount of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt security multiplied by the number of full years to its maturity. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to the amount of the principal payment made divided by the stated principal amount of the debt security.

If you invest in an original issue discount debt security, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code of 1986, as amended (the “Code”) and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an original issue discount debt security, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an original issue discount debt security, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an original issue discount debt security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an original issue discount debt security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an original issue discount debt security allocable to each accrual period is determined by (a) multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by the annual yield to maturity (defined below and determined on the basis of compounding at the close of each accrual period) of the debt security; and (b) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

If an interval between payments of qualified stated interest on your original issue discount debt security contains more than one accrual period, then, when you determine the amount of original issue discount allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval.

The “adjusted issue price” of an original issue discount debt security at the beginning of any accrual period will generally be the sum of its issue price and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an original issue discount debt security (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an original issue discount debt security generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an election to include in gross income all interest that accrues on a debt security using the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest as adjusted by any amortizable bond premium or acquisition premium. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under “— Premium” and “— Market Discount”) to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold. This election may not be revoked without the consent of the Internal Revenue Service.

If your tax basis in a debt security immediately after purchase exceeds the adjusted issue price of the debt security (the amount of such excess is considered “acquisition premium”) but is not greater than the stated redemption price at maturity of such debt security, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the excess properly allocable to such year.

If you purchase a debt security for an amount in excess of the stated redemption price at maturity, you do not include any original issue discount in income and generally may be subject to the “bond premium” rules discussed below. See “— Premium.” If you have a tax basis in a debt security that is less than the adjusted issue price of such debt security, the difference may be subject to the market discount provisions discussed below. See “— Market Discount.”

Your debt security is subject to a contingency which may affect the application of the original issue discount rules to such debt security if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. Your debt security will have a contingency of this nature if it is a variable rate renewable debt security, a debt security with an option for us to extend its maturity, a debt security with an option for us to redeem it prior to the stated maturity or a debt security that gives you an option to require a debt security to be repurchased or repaid prior to the stated maturity. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

Notwithstanding the general rules for determining yield and maturity in the case of debt securities subject to contingencies, if either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security and, in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of original issue discount, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Variable Rate Debt securities.  A debt security you hold will be treated as a variable rate debt security for U.S. federal income tax purposes if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates;

•	a single fixed rate and one or more qualified floating rates;

•	a single objective rate; or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	fixed multiple that is greater than 0.65 but not more than 1.35; or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to specified restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest that is unconditionally payable in cash at least annually at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and original issue discount accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described below;

•	determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and original issue discount accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

If your floating rate debt security is not a variable rate debt security under the analysis above, it will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such debt securities in the applicable pricing supplement.

Short-Term Debt securities.  The rules described above will also generally apply to original issue discount debt securities with maturities of one year or less, which we refer to as short-term debt securities, but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be original issue discount debt securities. Except as noted below, if you are an individual or a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction, you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange, retirement or other disposition of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction.

Notwithstanding the foregoing, if you are an individual or other cash-basis U.S. holder of a short-term debt security, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at your election, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term debt security you may elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the stated redemption price at maturity over your tax basis. Acquisition discount will be treated as accruing ratably or, at your election, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

Premium.  If you purchase a debt security at a cost greater than the debt security’s stated redemption price at maturity, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original issue discount debt securities purchased at a premium will not be subject to the original issue discount rules described above.

Market Discount.  If you purchase a debt security other than a short-term debt security at a price that is lower than the debt security’s stated redemption price at maturity (or in the case of an original issue discount debt security, the debt security’s adjusted issue price), by 0.25% or more of the stated redemption price at maturity (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you may be required to defer the deduction of all or a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the debt security until the maturity of the debt security, or its earlier disposition in a taxable transaction. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make this election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service.

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments.  Special rules govern the tax treatment of debt obligations that provide for contingent payments, which we refer to as contingent debt obligations. These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the applicable pricing supplement.

Information Reporting and Backup Withholding Tax.  In general, information reporting requirements will apply to payments to certain non-corporate U.S. holders of principal and interest on a debt security and the proceeds of the sale of a debt security. If you are a U.S. holder, you may be subject to backup withholding at the applicable statutory rate when you receive interest with respect to the debt securities, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the debt securities. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number; and

•	a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, certain tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

Amounts withheld are generally not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

We will report to the U.S. holders of debt securities and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

As used in this section, the term, “non-U.S. holder” means any beneficial owner of a debt security (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

Payment of Interest and Additional Amounts.  Generally, subject to the discussion of backup withholding below, if you are a non-U.S. holder, interest income that is not effectively connected with a United States trade or business will not be subject to a U.S. withholding tax under the “portfolio interest exemption” provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a controlled foreign corporation related to us actually or constructively through stock ownership;

•	you are not a bank which acquired the debt securities in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) you provide an IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your non-U.S. holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form W-8BEN or W-8IMY (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of such form.

Treasury Regulations provide alternative methods for satisfying the certification requirement described in the paragraph above.

Interest on debt securities not exempted from U.S. withholding tax as described above and not effectively connected with a United States trade or business generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of this withholding tax. We may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to, each non-U.S. holder.

Except to the extent that an applicable treaty otherwise provides, generally you will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with your conduct of a United States trade or business. If you are a corporate non-U.S. holder, you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to U.S. federal income tax, and may be subject to the branch profits tax, it will not be subject to U.S. withholding tax if you deliver proper documentation (e.g., IRS Form W-8ECI). To claim the benefit of a tax treaty or to claim exemption from U.S. withholding because the income is U.S. trade or business income, the non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8ECI. Under the Treasury Regulations, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the Treasury Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the Treasury Regulations.

In certain circumstances (e.g., redemption), we may be obligated to pay additional amounts on the debt securities. Such payments may be treated as interest subject to the rules described above or additional amounts paid for the debt securities, subject to the rules described below, as applicable, or as other income subject to United States federal withholding tax. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. Holders.

Sale, Exchange or Redemption of Debt Securities.  If you are a non-U.S. holder of a debt security, generally you will not be subject to U.S. federal income tax or U.S. withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of the debt security, unless:

•	the gain is effectively connected with your conduct of a United States trade or business;

•	you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year (as determined under the Code) of the disposition and certain other conditions are met; or

•	you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

Death of a Non-U.S. Holder.  If you are an individual non-U.S. holder and you hold a debt security at the time of your death, it will not be includable in your gross estate for U.S. estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such debt security would not have been effectively connected with your conduct of a trade or business within the United States.

Information Reporting and Backup Withholding Tax.  If you are a non-U.S. holder, U.S. information reporting requirements and backup withholding tax generally will not apply to payments of interest on a debt security if you provide the statement described in “Non-U.S. Holders — Payment of Interest”, provided that the payor does not have actual knowledge that you are a United States person. However, income allocable to non-U.S. holders generally will be subject to annual tax reporting on IRS Form 1042-S.

Information reporting will not apply to any payment of the proceeds of the sale of a debt security effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker:

(i) is a United States person;

(ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

(iii) is a controlled foreign corporation for U.S. federal income tax purposes; or

(iv) is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in the applicable Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will be subject to information reporting and backup withholding requirements unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “Non-U.S. Holders — Payment of Interest” or otherwise establish an exemption.

The Trustee

The Bank of New York is the trustee under the indenture under which we will issue the debt securities. In addition, The Bank of New York is trustee under (i) an indenture dated July 1, 1999, under which we issued registered debt in exchange for $500 million of our 6.95% notes due 2004, $500 million of our 7.4% notes due 2009 and $1 billion of our 7.85% debentures due 2029, (ii) an indenture dated April 1, 1990 under which Rohm and Haas Holdings, Ltd., a wholly owned subsidiary, issued 9.80% Amortizing Debentures due April 15, 2020 (we have guaranteed these debentures), and (iii) an indenture dated December 20, 1991 relating to a sale and leaseback of assets at our Texas subsidiary.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 425,000,000 shares of capital stock. Those shares consist of, as of July 23, 2007:

•	400,000,000 shares of common stock, of which 214,383,784 shares were outstanding; and

•	25,000,000 shares of preferred stock, of which no shares are outstanding.

Common Stock

This summary is subject to and qualified in its entirety by reference to all of the provisions of the description of common stock contained in our registration statement filed under the Exchange Act, as amended in our quarterly report on Form 10-Q for the quarter ending September 30, 1996, our current reports on Form 8-K filed on January 19, 2000 and October 26, 2000, and our registration statement on Form 8-A filed on October 26, 2000, all of which are incorporated by reference in this prospectus. For information on how to obtain a copy of these reports, please refer to “Where You Can Find More Information.”

Voting Rights

The holders of common stock are entitled to one vote for each share of common stock held in the election of directors and other matters.

Dividends

Common stockholders may receive dividends when declared by the Board of Directors.

Other Rights

If we liquidate our business, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders. Common stockholders are not entitled to preemptive rights to subscribe for additional shares of capital stock.

Listing

Our outstanding shares of common stock are listed on the NYSE under the symbol “ROH.”

Transfer Agent and Registrar

Computershare, Inc. is the transfer agent and registrar for the common stock.

Preferred Stock

The Board of Directors has the authority, without further action by the stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the voting rights, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

Rights Agreement

On October 19, 2000, our board of directors declared a dividend distribution of one preferred share purchase right for each outstanding share of our common stock. The dividend was paid on November 3, 2000 to the stockholders of record on that date. Each right entitles the registered holder to purchase from the Company one one-thousandth (subject to adjustment) of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share of the Company at a price of $150 per one one-thousandth of a Preferred Share, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement between us and Computershare, Inc., as successor to EquiServe Trust Company, NA, as rights agent, submitted as Exhibit 4 to the Company’s Form 8-A filed on October 26, 2000, which is incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We may sell the debt securities through:

•	underwriters or dealers;

•	agents; or

•	directly to one or more institutional purchasers.

The prospectus supplement or the pricing supplement will supply the details of the plan of distribution, including the offering price, our proceeds from the sale, the names of the agents, underwriters or dealers and their commissions, fees or discounts.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, the “Act.” Any discounts or commissions they receive from us and any profits they receive on the resale of the offered debt securities may be treated as underwriting discounts and commissions under the Act.

We may sell the offered debt securities to dealers at the price offered to the public. When the dealers later resell these securities, they may be deemed to be “underwriters” by the SEC. We will identify any underwriters and agents and describe their compensation in the prospectus supplement or the pricing supplement.

We may have agreements with the underwriters and agents to indemnify them against certain civil liabilities, including liabilities under the Act. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Underwriters

If underwriters are used in the sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the debt securities to the public through an underwriting syndicate or through a single underwriter.

Unless the prospectus supplement or the pricing supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the prospectus supplement or the pricing supplement states otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

Agents

We may designate agents to sell the securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Direct Sales

We may choose to sell the offered debt securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered debt securities on a delayed delivery basis, which provides for payment and delivery on a specified future date. The prospectus supplement or the pricing supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will only enter into these delayed delivery contracts with institutional purchasers that we approve. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

The agents, underwriters or dealers will have no responsibility to assure the validity or performance of these contracts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Rohm and Haas Company’s Current Report on Form 8-K dated July 11, 2007 and the financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Rohm and Haas Company for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Robert A. Lonergan, Esquire, who is our general counsel, has issued an opinion about the legality of the offered securities. As of August 31, 2007, Mr. Lonergan beneficially owned 180,671.74 shares of our common stock, including 144,996 shares that relate to options exercisable within 60 days and certain shares allocated to his account under certain of our employee benefit plans.

$

Rohm and Haas Company

$     % Notes due 2013
$     % Notes due 2017

PROSPECTUS SUPPLEMENT
   , 2007

Joint Book-Running Managers
Citi

JPMorgan